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DELOITTE & TOUCHE LLP

1900 M Street NW
Washington, DC 20036-3564
Telephone: (202) 955-4000
Facsimile: (202) 955-4294

To the Board of Trustees of Cappiello-Rushmore Trust:

In planning and performing our audit of the financial statements of Cappiello-Rushmore Trust for the year ended June 30, 1998 (on which we issued our report dated August 7, 1998), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.The management of Cappiello-Rushmore Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls tha re relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally acceped accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and may not be detected. Also, projectionof any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control might be material weaknesses under standards established by the American Institute of Certified Public Accountants.
A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of June 30, 1998.

This report is intended solely for the information and use of management, the Board of Trustees, and the Securities and Exchange Commission.




Deloitte & Touche LLP
Washington, D.C.
August 7, 1998




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